EXHIBIT 10.6

ANDREW M. WELLER
RESTRICTED STOCK AGREEMENT

     This Restricted Stock Agreement (the “Agreement”) is entered into as of August 2, 2004 (the “Grant Date”) by and between Transportation Technologies Industries, Inc., a Delaware corporation (the “Company”) and Andrew M. Weller (the “Grantee”).

     WHEREAS, to provide long-term incentive to the Grantee as an executive of the Company, the Company desires to grant to the Grantee restricted shares (“Restricted Stock”) of Common Stock, par value $.01 per share (“Common Stock”), of the Company, upon the terms and subject to the conditions hereinafter contained;

     WHEREAS, the Restricted Stock is being issued pursuant to the Company’s 2004 Long-Term Incentive and Share Award Plan and shall be subject to all of the terms and conditions set forth therein; and

     WHEREAS, this Agreement and the grant of the Restricted Stock hereunder shall only be effective upon the consummation of the Company’s initial public offering of its common stock.

     1. NUMBER OF SHARES. The Grantee is hereby granted approximately 12,500 shares of Restricted Stock and, subject to the restrictions set forth herein, shall possess all incidents of ownership of such Restricted Stock, including the right to receive dividends on such stock and the right to vote such stock.

     2. RESTRICTIONS. Restricted Stock and any interest therein may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent, prior to the lapse of such restriction. Such restriction shall lapse with respect to one-third of the shares of Restricted Stock on each of the first, second and third anniversaries of the Grant Date if the Grantee has been continuously employed with the Company since the Grant Date, provided that such restriction shall lapse with respect to all shares of Restricted Stock subject to such restriction upon the occurrence of any of the following: (1) a Change in Control (as defined herein), (2) the Grantee’s death or Disability (as defined herein) or (3) Grantee’s employment with the Company is terminated by the Company without Cause (as defined herein). In the event that the restriction set forth above has not lapsed with respect to any shares of Restricted Stock and the Grantee’s employment with the Company is terminated either by voluntary resignation by the Grantee without Good Reason (as defined herein) or by the Company for Cause, then all shares of Restricted Stock subject to such restriction at the Date of Termination (as defined herein) shall be forfeited by the Grantee. Notwithstanding the foregoing, any of the foregoing restrictions may be waived by the Company at any time as provided in Section 8 hereof.

     3. CERTAIN DEFINITIONS. For purposes of this Agreement, “Cause,” “Change in Control,” “Date of Termination,” “Disability,” and “Good Reason” shall have their respective meanings set forth in Grantee’s Employment Agreement with the Company, dated as of August ___, 2004.

     4. CERTIFICATE; RESTRICTIVE LEGEND. The Grantee agrees that any certificate issued for Restricted Stock prior to the lapse of the restrictions set forth herein shall be inscribed with the following legend in addition to any legend required by securities laws:

This certificate and the shares of stock represented hereby are subject to the terms and conditions, including restrictions against transfer (the “Restrictions”), contained in the agreement entered into between the registered owner and the Company (the “Agreement”). Any attempt to dispose of these shares in contravention of the Restrictions, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, shall be null and void and without effect.

     Upon the lapse of restrictions relating to the Restricted Stock, the Company shall issue to the Grantee or the Grantee’s personal representative a stock certificate representing the Restricted Stock, free of the restrictive legend described in this Section 4 hereof, in exchange for the existing certificate for the Restricted Stock.

     Restricted Stock forfeited pursuant to this Agreement shall be transferred to, and reacquired by, the Company without payment of any consideration by the Company, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such shares or certificates. If certificates containing restrictive legends shall have theretofore been delivered to the Grantee or the Grantee’s personal representative, such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer.

     5. TAXES. The Grantee shall be responsible for all taxes required to be paid under applicable tax laws with respect to the Restricted Stock.

     6. ENTIRE AGREEMENT. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Grantee represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

     7. AMENDMENT OR MODIFICATION, WAIVER. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, and is signed by both the Grantee and a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

     8. NOTICES. Any notice to be given hereunder shall be in writing and shall be deemed given hereunder when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

     To Grantee at:

Andrew M. Weller
c/o Transportation Technologies Industries, Inc.
980 North Michigan Avenue
Suite 1000
Chicago, IL 60611

     To the Company at:

Transportation Technologies Industries, Inc.
980 North Michigan Ave.
Suite 1000
Chicago, IL 60611
Attention: Secretary

     Any notice delivered personally or by courier under this Section 8 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

     9. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

     10. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

     11. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year set forth above.

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.
By:	/s/ Kenneth M. Tallering
Name:	Kenneth M. Tallering

Title:	Vice President and Secretary

/s/ Andrew M. Weller
Andrew M. Weller